Exhibit 99.1

FOR IMMEDIATE RELEASE

Molecular Insight Pharmaceuticals, Inc. Announces Third Quarter 2010

Financial and Operational Results

Cambridge, MA, November 4, 2010 – Molecular Insight Pharmaceuticals, Inc. (NASDAQ: MIPI), a biopharmaceutical company discovering and developing targeted therapeutic and imaging radiopharmaceuticals for use in oncology, today announced the financial and operational results for the third quarter ended September 30, 2010.

Financial Highlights

Third Quarter Results

For the third quarter 2010, the Company reported a net loss of $18.3 million, compared to a net loss of $21.4 million in the third quarter of 2009. The decrease in net loss is attributable to the decrease in operating expenses of $3.1 million and increase in grant revenues of $0.4 million, offset by an increase in other expenses of $0.4 million. Operating expenses were $13.3 million in the third quarter of 2010, a decrease of 19 percent from the third quarter of 2009, primarily due to a decrease in research and development expenses of $3.5 million, offset by an increase in general and administrative expenses of $0.3 million.

Research and development expenses were $5.5 million compared to $9.0 million for the same period last year. The decrease is primarily due to decreased payroll costs as a result of a reduction in headcount and decreased manufacturing and preclinical costs for our Azedra™ and Trofex™ programs, respectively.

General and administrative expenses were $7.7 million for the third quarter of 2010, compared to $7.4 million in the third quarter of 2009. This increase primarily reflects increased legal and consulting fees incurred in connection with ongoing discussions and negotiations with our Bond holders regarding the restructuring of our debt obligations. This increase was offset by decreases in compensation and personnel-related expenses due to a reduction in headcount and decreases in depreciation and facility costs.

Year-to-Date Results

For the nine months ended September 30, 2010, Molecular Insight reported a net loss of $53.2 million, or $2.11 per share, compared to $53.3 million, or $2.12 per share, in 2009. The decrease in net loss is attributable to the increase in grant revenues of $0.9 million, offset by an increase in other expenses of $0.9 million. Operating expenses remained generally consistent period over period.

Research and development expenses were $19.7 million in 2010, compared to $22.1 million for 2009. The $2.4 million decrease is primarily attributable to reduced clinical activities and costs for Onalta™ and Trofex.

General and administrative expenses were $18.6 million in 2010, compared to $16.5 million in 2009. This increase primarily reflects increased legal and consulting fees incurred in connection with ongoing discussions and negotiations with our Bond holders regarding the restructuring of our debt obligations. This increase was offset by lower corporate marketing fees, decreases in compensation and personnel-related expenses due to a reduction in headcount and decreases in depreciation and facility costs.

Molecular Insight Pharmaceuticals, Inc. Announces Third Quarter 2010 Financial and Operational Results

As of September 30, 2010, the Company had approximately $23.2 million of cash and cash equivalents, and $198.6 million of Bonds and accrued and unpaid interest. As previously announced, the Company is in default of certain covenants under the Bond Indenture. Such defaults have been temporarily waived by the Bond holders under a waiver agreement that expires at 11:59 PM Eastern Standard Time on November 19, 2010, subject to earlier termination by the Bond holders upon certain circumstances.

Operational Update

In October, Molecular Insight presented positive data from clinical and preclinical studies suggesting the utility of the Company’s lead novel radiotherapeutic Trofex (123I-MIP-1072) for diagnosing and monitoring prostate cancer, as well as for visualizing and monitoring disease treatment.

The Company presented data from Phase 1 clinical studies comparing Trofex to ProstaScint® (111In-capromab pendetide), an imaging radiopharmaceutical now used to visualize metastatic prostate cancer. The data, presented at the Annual Congress of the European Association of Nuclear Medicine (EANM) in Vienna, demonstrated that Trofex rapidly detected prostate cancer localized in the prostate bed, soft tissues and bone within four hours post injection. In contrast, ProstaScint required five days before imaging and was unable to detect metastatic disease in bone. In a second EANM presentation, Molecular Insight reported new Trofex preclinical data. Company scientists have developed an analog of Trofex that carries the therapeutic iodine radionuclide I-131, creating a molecularly targeted radiotherapeutic that specifically binds prostate specific membrane antigen (PSMA) on prostate cancer cells and offers the potential for treatment of metastatic prostate cancer. PSMA is a protein highly expressed by prostate cancer with high affinity and specificity.

At the American Society of Clinical Oncology (ASCO) Annual Molecular Markers in Cancer Conference in Hollywood, Florida, Molecular Insight presented data from a preclinical study that indicate Trofex may be used to visualize changes in tumor volume in response to treatment of the disease. Molecular Insight reported that the uptake of Trofex in animal models of human prostate cancer was shown to be proportional to tumor mass, suggesting that Trofex may enable visualization of changes in tumor volume and therefore response to treatment or progression.

Molecular Insight has been awarded approximately $1.5 million in grants under the Qualifying Therapeutic Discovery Project Tax Credit Program. The Program is part of the government’s Patient Protection and Affordable Care Act enacted on March 23, 2010. The grants seek to stimulate therapeutic discovery projects with a potential to prevent, detect or treat chronic or acute diseases; reduce long-term health care costs; or significantly advance the goal of curing cancer.

Conference Call

The Company expects to host its next conference call upon the conclusion of debt restructuring discussions with its Bond holders.

About Molecular Insight Pharmaceuticals, Inc.

Molecular Insight Pharmaceuticals is a clinical-stage biopharmaceutical company and pioneer in molecular medicine. The Company is focused on the discovery and development of targeted therapeutic and imaging radiopharmaceuticals for use in oncology. Molecular Insight has five clinical-stage candidates in development. For further information on Molecular Insight Pharmaceuticals, please visit www.molecularinsight.com.

Forward-Looking Statements

Statements in this release that are not strictly historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about positive potential of Trofex for treatment of metastatic prostate cancer and visualization of changes in tumor volume and continuing discussions and negotiations with our Bond holders regarding the restructuring of our debt obligations. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Molecular Insight to be materially different from historical results or from any results expressed or implied by such forward-looking

Molecular Insight Pharmaceuticals, Inc. Announces Third Quarter 2010 Financial and Operational Results

statements. Such factors include, but are not limited to, risks and uncertainties related to the progress, timing, and results of our negotiations with the Bond holders regarding the debt restructuring, risks related to product development and clinical trial design, performance and completion, and the additional risks discussed in filings with the Securities and Exchange Commission (SEC). The Company’s SEC filings are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at http://www.sec.gov. Press releases for Molecular Insight Pharmaceuticals, Inc. are available on our website: http://www.molecularinsight.com. If you would like to receive press releases via e-mail, please contact: investor@molecularinsight.com. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

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Contact:

Investors

Chuck Abdalian

Senior Vice President of Finance

Chief Financial Officer

(617) 871-6618

cabdalian@molecularinsight.com

Media

Martin A. Reynolds

Manager

Corporate Communications

(617) 871-6734

mreynolds@molecularinsight.com

Susan Pietropaolo

BCC Partners

(201) 923-2049

spietropaolo@bccpartners.com

Molecular Insight Pharmaceuticals, Inc. Announces Third Quarter 2010 Financial and Operational Results

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts and except weighted average shares)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
Revenue:
Research and development grants	$101	$457	$450	$1,353

Operating expenses:
Cost of product revenue	—	117	—	261
Research and development	8,964	5,472	22,076	19,665
General and administrative	7,454	7,730	16,545	18,618

Total operating expenses	16,418	13,319	38,621	38,544

Loss from operations	(16,317)	(12,862)	(38,171)	(37,191)

Total other expenses, net	(5,065)	(5,487)	(15,086)	(15,962)

Net loss	$(21,382)	$(18,349)	$(53,257)	$(53,153)

Basic and diluted net loss per share	$(0.85)	$(0.73)	$(2.12)	$(2.11)

Weighted average shares used to calculate basic and diluted net loss per share	25,199,097	25,235,420	25,159,153	25,235,420

Non-cash stock-based compensation included in:
Research and development	$526	$132	$1,269	$1,033
General and administrative	1,349	161	2,077	688

Total stock-based compensation	$1,875	$293	$3,346	$1,721

Molecular Insight Pharmaceuticals, Inc. Announces Third Quarter 2010 Financial and Operational Results

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	As of December 31, 2009	As of September 30, 2010

Cash and cash equivalents	$15,467	$23,154
Investments	48,515	—
Accounts receivable, prepaid expenses and other current assets	1,553	4,682
Debt issuance costs - net	4,527	3,435
Property and equipment - net	4,044	4,219
Restricted cash	500	963

Total assets	$74,606	$36,453

Other current liabilities	$9,762	$7,864
Other long-term liabilities	478	663
Deferred revenue	25	25
Bond payable, net of discount	174,838	189,829

Total liabilities	185,103	198,381
Total stockholders’ deficit	(110,497)	(161,928)

Total liabilities and stockholders’ deficit	$74,606	$36,453

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Nine Months Ended September 30,
	2009	2010
Cash, cash equivalents and investments - beginning of period	$105,786	$63,982
Net cash burn	(33,967)	(40,828)

Cash, cash equivalents and investments - end of period	$71,819	$23,154

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